Exhibit 99.1

UTC REPORTS FIRST QUARTER EPS UP 8 PERCENT TO $0.82, CONFIRMS 2007

OUTLOOK

HARTFORD, Conn., April 18, 2007 – United Technologies Corp. (NYSE:UTX) today reported first quarter 2007 earnings per share of $0.82 and net income of $819 million, up 8 percent and 7 percent, respectively, over the year ago first quarter. As previously disclosed, results for the current quarter include a $0.07 per share impact for the previously announced Otis European Union Commission fine, net of related reserves, restructuring charges, and one-time favorable items. Earnings per share excluding these items were $0.89, 17 percent above the year ago period.

First quarter consolidated revenues increased 16 percent to $12.3 billion, reflecting 10 percent organic growth including a better compare at Sikorsky following the strike last year. Foreign currency translation increased revenues by 3 percent and earnings by $0.03 per share in the quarter.

“Although we regret the first quarter Otis European Commission matter, we have had an excellent start to 2007,” said George David, UTC’s Chairman and Chief Executive Officer. “Commercial aerospace markets remain strong and Sikorsky’s shipments have stepped up from last year’s lower rates. Apart from the well reported North American housing market, commercial and residential construction demand worldwide remains strong. Otis’ first quarter orders for new elevators were up 27% from a year ago and have compounded at 14% annually over the last three years. Comparably, Carrier’s commercial air conditioning revenues were up 13% in the quarter and 12% annually over the three years. Accordingly, we confirm our prior guidance for 2007 earnings per share in the range of $4.05 to $4.20 for the year,” he added.

Cash flow from operations was $453 million and capital expenditures were $208 million for the quarter. Share repurchase totaled $500 million for the first three months of the year.

“Cash flow from operations less capital expenditures was well below our net income standard on the payment of the Otis European Commission fine and materially higher tax payments in Canada. These two one-time items totaled approximately $500 million,” David said. “Additionally, Carrier’s inventories built seasonally and aerospace inventories remain high on continued stronger organic growth. We do expect inventory trends to reverse in the second half of the year and as usual to meet our net income standard for cash flow less capital expenditures,” he added.

The accompanying tables include information integral to assessing the company’s financial position, operating performance, and cash flow.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company providing high technology products and services to the building and aerospace industries. Additional information as well as a Web cast is available on the Internet at http://www.utc.com.

This release includes “forward-looking statements” concerning expected revenue, earnings and cash flow and expected share repurchase amounts. These matters are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those anticipated or implied in forward looking statements include the health of the global economy; strength of end market demand in building construction and in both the commercial and defense segments of the aerospace industry; fluctuation in commodity prices, interest rates, foreign currency exchange rates, and the impact of weather conditions; and company-specific factors including the availability and impact of acquisitions; the rate and ability to effectively integrate these acquired businesses; the ability to achieve cost reductions at planned levels; challenges in the design, development, production and support of advanced technologies and new products and services; delays and disruption in delivery of materials and services from suppliers; labor disputes; and the outcome of legal proceedings. The level of share repurchases may vary depending on the level of other investing activities. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, see UTC’s SEC filings as submitted from time to time, including but not limited to, the information included in UTC’s 10-K and 10-Q Reports under the headings “Business,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Concerning Factors that May Affect Future Results,” as well as the information included in UTC’s Current Reports on Form 8-K.

UTC-IR

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United Technologies Corporation

Condensed Consolidated Statement of Operations

	Quarter Ended March 31,
(Millions, except per share amounts)	(Unaudited)
	2007	2006
Revenues	$12,278	$10,615

Cost and Expenses
Cost of goods and services sold	8,996	7,650
Research and development	382	369
Selling, general and administrative	1,396	1,314

Operating Profit	1,504	1,282
Interest expense	150	142

Income before income taxes and minority interests	1,354	1,140

Income taxes	442	319
Minority interests	93	53

Net Income	$819	$768

Earnings Per Share of Common Stock
Basic	$0.85	$0.78
Diluted	$0.82	$0.76

Average Shares
Basic	968	984
Diluted	993	1,009

As described on the following pages, consolidated results for the quarters ended March 31, 2007 and 2006 include restructuring and related charges and non-recurring items.

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Segment Revenues and Operating Profit

	Quarter Ended March 31,
(Millions)	(Unaudited)
	2007	2006
Revenues

Otis	$2,728	$2,348
Carrier	3,130	2,904
UTC Fire & Security	1,246	1,112
Pratt & Whitney	2,767	2,568
Hamilton Sundstrand	1,313	1,164
Sikorsky	1,006	512

Segment Revenues	12,190	10,608
Eliminations and other	88	7

Consolidated Revenues	$12,278	$10,615

Operating Profit

Otis	$574	$439
Carrier	213	204
UTC Fire & Security	86	65
Pratt & Whitney	490	430
Hamilton Sundstrand	218	181
Sikorsky	73	3

Segment Operating Profit	1,654	1,322
Eliminations and other	(63)	45
General corporate expenses	(87)	(85)

Consolidated Operating Profit	$1,504	$1,282

As described on the following pages, consolidated results for the quarters ended March 31, 2007 and 2006 include restructuring and related charges and non-recurring items.

United Technologies Corporation

Non-Recurring Items and Restructuring & Related Charges

Consolidated operating profit for the quarters ended March 31, 2007 and 2006 includes restructuring and related charges as follows:

	Quarter Ended March 31,
(Millions)	(Unaudited)
	2007	2006
Restructuring & Related Charges
Otis	$(2)	$2
Carrier	12	7
UTC Fire & Security	2	2
Pratt & Whitney	20	12
Hamilton Sundstrand	6	8
Sikorsky	(3)	—

Segment Operating Profit	35	31
Eliminations and other	—	—
General corporate expenses	—	—

Consolidated Operating Profit	$35	$31

Consolidated results for the quarters ended March 31, 2007 and 2006 include the following non-recurring items:

	Quarter Ended March 31,
(in millions, except per share amounts)	(Unaudited)
	2007			2006
	Pre-Tax		Per Share*	Pre-Tax		Per Share*

Non-Recurring Items
EU Commission civil fine (Eliminations & Other)	$(216)		$(0.20)	$—		$—
Restructuring & related charges	(35)		(0.02)	(31)		(0.02)
Contract termination (Pratt & Whitney)	40	}		—	}
Sale of land ** (Otis)	84		0.15	—		0.02
Sale of marketable securities (Eliminations & Other)	151			25

Net unfavorable EPS impact			$(0.07)			$—

*	Amounts are after taxes and minority interest (if applicable).
**	See Notes to Condensed Consolidated Financial Statements for additional discussion.

United Technologies Corporation

Condensed Consolidated Balance Sheet

	March 31, 2007	December 31, 2006
(Millions)	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$2,481	$2,546
Accounts receivable, net	7,978	7,679
Inventories and contracts in progress, net	7,508	6,657
Other current assets	2,220	1,962

Total Current Assets	20,187	18,844

Fixed assets, net	5,759	5,725
Goodwill, net	14,299	14,146
Intangible assets, net	3,229	3,216
Other assets	5,109	5,210

Total Assets	$48,583	$47,141

Liabilities and Shareowners’ Equity
Short-term debt	$1,229	$894
Accounts payable	4,786	4,263
Accrued liabilities	10,093	10,051

Total Current Liabilities	16,108	15,208

Long-term debt	7,035	7,037
Other liabilities	6,480	6,763

Total Liabilities	29,623	29,008

Minority interest in subsidiary companies	854	836

Shareowners’ Equity:
Common Stock	9,737	9,395
Treasury Stock	(9,861)	(9,413)
Retained Earnings	19,243	18,754
Accumulated other non-shareowners’ changes in equity	(1,013)	(1,439)

	18,106	17,297

Total Liabilities and Shareowners’ Equity	$48,583	$47,141

Debt Ratios:
Debt to total capitalization	31%	31%
Net debt to net capitalization	24%	24%

United Technologies Corporation

Condensed Statement of Cash Flows

	Quarter Ended March 31,
(Millions)	(Unaudited)
	2007	2006
Operating Activities
Net Income	$819	$768
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	278	264
Deferred income taxes and minority interest	(57)	32
Stock compensation cost	54	44
Changes in working capital	(277)	(174)
Voluntary contributions to pension plans*	—	—
Other, net	(364)	41

Net Cash Provided by Operating Activities	453	975

Investing Activities
Capital expenditures	(208)	(201)
Acquisitions and disposal of businesses, net	(110)	(90)
Other, net	158	(36)

Net Cash Used in Investing Activities	(160)	(327)

Financing Activities
Increase (decrease) in borrowings, net	286	(14)
Dividends paid on Common Stock	(245)	(207)
Repurchase of Common Stock	(500)	(375)
Other, net	82	112

Net Cash Used in Financing Activities	(377)	(484)

Effect of foreign exchange rates	19	6

Net (decrease) increase in cash and cash equivalents	(65)	170

Cash and cash equivalents—beginning of period	2,546	2,247

Cash and cash equivalents—end of period	$2,481	$2,417

*	Non-cash activities include contributions of UTC common stock of $150 million to domestic defined benefit pension plans in the first quarter of 2007.

United Technologies Corporation

Notes to Condensed Consolidated Financial Statements

(1)	Debt to total capitalization equals total debt divided by total debt plus equity. Net debt to net capitalization equals total debt less cash and cash equivalents divided by total debt plus equity less cash and cash equivalents.

(2)	Organic growth represents the total reported increase within the Corporation’s ongoing businesses less the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and significant non-recurring items. Non-recurring items that are not included in organic growth in 2007 include an $84 million gain at Otis from the sale of land (See Note 3 below), a $40 million gain at Pratt & Whitney from a contract termination, and $151 million from the sale of marketable securities, all of which were partially offset by the $216 million loss recorded in connection with the EU commission fine during the first quarter. Non-recurring items that are not included in organic growth in 2006 include an approximately $25 million gain realized on the sale of a partnership interest in an engine program at Pratt Canada and approximately $25 million from the sale of marketable securities. Constant currency represents reported revenues or operating profit less the impact of foreign currency translation.

(3)	The Otis segment results include the gross gain of $84 million from the sale of land. The Consolidated operating results include taxes related to the gain of approximately $29 million in addition to an approximately $27 million charge for the minority partner’s interest in the gain. The resulting impact to consolidated net income is approximately $28 million.